Exhibit 10.1

II-VI INCORPORATED, 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of February, 2016, by and between II-VI INCORPORATED, a Pennsylvania corporation, having a principal place of business at 375 Saxonburg Boulevard, Saxonburg, Butler County, Pennsylvania 16056 (the “Employer”), and GARY A. KAPUSTA, of 180 Inwood Terrace, Roswell, Georgia 30075 (the “Employee”).

PREAMBLE

Employer desires to employ Employee as its Chief Operating Officer. Employee will assume a position of confidentiality, trust and importance with Employer, and has and will acquire information, knowledge and experience with Employer that is proprietary, confidential, hard to replace and would also place Employee at an unfair advantage should Employee use this information, knowledge, and experience to further the interests of anyone other than the Employer. As a result, Employer desires to protect its rights in its proprietary, confidential and trade secret information and Employee is willing to and has agreed to abide by and faithfully observe the obligations of Employee set forth herein. As an express precondition to and as partial consideration for employment, Employer has required that Employee enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree to the following:

1. Employer shall employ the Employee as Chief Operating Officer to perform such duties as may be determined and assigned to Employee by the Employer from time to time. Employee’s employment with Employer shall be at-will, meaning that either party can terminate the employment at any time, with or without cause, and job title, duties, compensation and benefits shall be subject to revision by Employer.

2. In consideration of the services to be performed by the Employee, the Employer agrees to pay the Employee a salary of $350,000.00 per annum in equal installments at the regularly scheduled pay dates of the Employer together with such cash bonuses as the Employer shall determine from time to time at Employer’s discretion. Employee’s salary may be adjusted from time to time in accordance with Employer’s performance review processes and policies. Employer also agrees to provide the Employee with fringe benefits and all other benefits from time to time provided to similarly situated executive employees including, without limitation, participation in Employer’s omnibus incentive plan and other bonus plans.

3. Employee covenants and agrees to devote all of Employee’s business time and efforts to the faithful performance of the duties assigned to Employee from time to time by the Employer, except to the extent that Employer expressly permits Employee to engage in outside activities during business hours. The Employer and Employee acknowledge that from time to time, Employee may either desire or be asked by Employer to engage in business activities or perform business services for the benefit of third parties, such as serving as an outside director or consultant for another company. In each case, Employee’s involvement in such business activities or services shall be subject to the mutual agreement and approval of both the Employer and Employee. Employee shall at all times conduct herself under the highest standards of ethics and shall take no action that will harm the reputation of the Employer. To the extent not inconsistent with the terms of this Agreement, the terms and conditions of Employee’s employment are also governed by Employer’s personnel policies and employee handbook, as they may be issued and amended from time to time.

4. Confidential Information.

(a) Nondisclosure and Non-use. Both during the term of Employee’s employment with Employer and thereafter, Employee covenants and agrees that Employee (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of Employer and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required in the course of Employee’s employment by Employer or by law; and (iii) shall not use, directly or indirectly, for Employee’s own benefit or for the benefit of another, any Confidential Information. Employee acknowledges that Confidential Information has been and will be developed and acquired by Employer and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Employer’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to Employer’s and its Affiliates’ business. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control with Employer.

(b) Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Employee in connection with Employee’s past, present or future employment with Employer and that relates to the business, products, services, research or development of any of the Employer or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Employer’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv)

inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c) Not Confidential Information. Confidential Information shall not include information that Employee can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Employee from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to Employee on a non-confidential basis prior to the Employee’s employment with Employer.

(d) Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and Employee will bear the burden of proving that any Confidential Information is publicly or rightfully known by Employee.

(e) Return of Confidential Information and Materials. Employee agrees to return to Employer either before or immediately upon the termination of Employee’s employment with Employer any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of Employer in the possession, custody or control of Employee which was obtained by Employee during the course of or as a result of Employee’s employment with Employer whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for Employee. Employee shall also provide Employer, if requested to do so, the name of the new employer of Employee and Employer shall have the right to advise any subsequent employer of Employee’s obligations hereunder.

5. Inventions.

(a) Ownership of Inventions. Any and all developments, discoveries, inventions, enhancements, modifications and improvements (collectively, “Inventions”) created or developed by Employee alone or with others during the term of Employee’s employment, whether or not during working hours and whether on Employer’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of Employer if the Invention is:

(i) within the scope of Employee’s duties assigned or implied in accordance with Employee’s position; or

(ii) a product, service, or other item which would be in competition with Employer Products or which is related to Employer Products, whether presently existing, under development, or under active consideration; or

(iii) in whole or in part, the result of Employee’s use of Employer’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

(b) Assignment of Inventions. Employee shall promptly and fully disclose all Inventions to Employer and shall cooperate and perform all actions reasonably requested by

Employer to establish, confirm and protect Employer’s right, title and interest in each such Invention. During the term of Employee’s employment with Employer and after termination of such employment, if Employer should then so request, Employee agrees to assign and does hereby assign to Employer all rights in the Inventions. Employee agrees to execute and deliver to Employer any instruments Employer deems necessary to vest in Employer the sole title to and all exclusive rights in the Inventions. Employee agrees to execute and deliver to Employer all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as Employer may desire. Employee further agrees to assist fully Employer or its nominees in the preparation and prosecution of any litigation connected with the Inventions. If Employer is unable because of Employee’s mental or physical incapacity or for any other reason (including, but without limitation, Employee’s refusal to do so after request therefor is made by Employer) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to Employer pursuant to this Agreement, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.

6. Non-Competition. The Employee covenants and agrees that during the term of Employee’s employment with Employer and for a period of one (1) year after the date of termination of Employee’s employment hereunder for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, for the benefit of the Employee or others, either as an employee, principal, agent, stockholder, consultant or in any other capacity, engage in or have a financial interest in any Competitor within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of any such corporation.

For purposes of this Agreement:

(i) “Competitor” shall mean any corporation, limited liability company, partnership, sole proprietorship or other person or entity who is involved or is engaged in the design, manufacture, purchasing, distribution, sale, assembly, provision or marketing of any products or services that are the same as or similar to Employer Products.

(ii) “Employer Products” shall mean any products or services:

(a) designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by Employer or its Affiliates; or

(b) that Employer has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which Employee has provided services or over which Employee had direct or indirect managerial or supervisory authority or about which Employee received Confidential Information; and

(iii) “Restricted Territory” means anywhere in the world where Employer Products are designed, manufactured, assembled, marketed or sold.

This covenant on the part of Employee shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Employee expressly agrees that the restrictions of this Section 6 will not prevent Employee from otherwise obtaining gainful employment upon termination of Employee’s employment with Employer.

7. Non-Solicitation of Business Associates. During the Restricted Period, Employee shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of Employer or an Affiliate to terminate or alter its relationship with the Employer or Affiliate, or introduce, offer or sell to or for any customer or business associate any products or services that compete with the Employer Products. Provided however, the restrictions under this paragraph 7 shall not apply in the Restricted Period in the event Employee works for a business engaged in the Telecommunications Industry.

8. Non-Solicitation of Employees. During the Restricted Period, Employee shall not, directly or indirectly, induce, solicit or encourage any employee of Employer or its Affiliates to terminate or alter his, her or its relationship with Employer or its Affiliates.

9. Termination.

(a) Without Cause. If, other than in connection with a change of control, the employment of the Employee is terminated by Employer without Cause and the Employee has less than two (2) years of service with Employer at the date of termination, Employer agrees to pay the Employee severance pay in an amount equal to two (2) months of the salary which the Employee is receiving at the time of termination. If the Employee has at least two (2) years of service with Employer at the date of termination, Employer agrees to pay the Employee severance pay in an amount equal to one (1) month of the monthly salary which the Employee is receiving at the time of termination for each year of service Employee has with Employer at the date of termination, up to a maximum severance amount of nine (9) months of monthly salary. The severance pay will be paid to the Employee no later than sixty (60) days after the date of termination. The severance pay will not be considered compensation for the purpose of any other fringe benefit program of the Employer. No bonus or any other fringe benefits will be due the Employee except for his/her accrued vacation. To the extent the Employee elects to continue health insurance coverage under COBRA, the Company will pay the premiums for such coverage for a period equal to the months of severance actually earned up to nine (9) months under the terms specified in Section 10(b)(1) below.

(b) Termination after Change in Control. If the Employer terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, and such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, the Employer shall pay Employee severance pay in an amount equal to (a) 0.5, multiplied by (b) the Employee’s Average Annual Base Salary, multiplied by (c) each year of service Employee has with

Employer at the date of termination, up to a maximum amount of four (4) years of service; provided, however, in no case shall the product of (a) multiplied by (b) multiplied by (c) be greater than two (2) times the Employee’s Average Annual Base Salary. For purposes of this subparagraph “Average Annual Base Salary” shall be calculated as the Employee’s Annual Base Pay for the preceding five (5) fiscal years of the Employer divided by five (5). Should the Employee have less than five (5) fiscal years of service with the Employer at the date of termination, the Average Annual Base Salary shall be calculated as the average of the Employee’s Annual Base Pay using the applicable fiscal years of service with the Employer. The severance pay will be paid to the Employee within the period specified in Section 9(b)(iii) below after the expiration of any applicable revocation periods set forth in the Release required under Section 9(d)(i) below. This severance payment will not be considered compensation for the purpose of any other fringe benefit plan of the Employer.

(i) To the extent permitted by applicable law and the Employer’s benefit plans, the Employer shall maintain the Employee’s paid coverage for health insurance through the payment of the Employee’s COBRA premiums until the earlier to occur of: (a) the date the Employee is provided by another employer benefits substantially comparable to the health insurance benefits provided by the Employer (which the Employee must provide prompt notice with respect thereto to the Employer), or (b) the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, the Employee shall be entitled to benefits on substantially the same basis as would have otherwise been provided had the Employee not been terminated and the Employer will have no obligation to pay any benefits to or premiums on behalf of the Employee after such period ends. To the extent that such benefits are available under the Employer’s benefit plans and the Employee had such coverage immediately prior to termination of employment, such continuation of benefits for the Employee shall also cover the Employee’s dependents for so long as the Employee is receiving such benefits under this Section 9(b)(i). The COBRA Continuation Period for health insurance under this Section 9(b)(i) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan(s).

(ii) In addition, the Employer shall pay the Employee a lump sum cash payment of One Thousand ($1,000.00) Dollars in order to cover expenses associated with seeking another employment position.

(iii) All payments to be made pursuant to this Section 9(b) shall be made, in lump sum, no later than sixty (60) days after the date of termination; provided, however, that all benefits due under Section 9(b)(i) shall be provided as specified thereunder.

(c) Reduction of Severance Payments. Notwithstanding anything to the contrary contained in Section 9(b) above, in the event the Employer determines that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “IRC”), then, if the aggregate present value of such parachute payments, together with the aggregate present value of any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Employee’s “base amount”, as defined in Section 280G(b)(3) of the IRC (the “Employee’s Base Amount”), the amounts payable hereunder constituting “parachute payments” which would otherwise be payable to or for the benefit of the Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee’s Base Amount.

(d) Conditions to Receipt of Severance Benefits/Repayment of Severance Benefits.

(i) As a condition to receiving any severance benefits to which the Employee may otherwise be entitled under Sections 9(a) and 9(b) of this Agreement (the “Severance Benefits”), the Employee shall execute, deliver and not revoke a release and waiver (the “Release”), in a form provided by the Employer, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Employer and its Affiliates. Unless otherwise required by applicable law, the Release must be executed by the Employee within thirty (30) days of the date of termination; provided, however, in all cases, the Release must become final, binding and irrevocable prior to the sixtieth (60th) day following Employee’s date of termination. If the Employee fails or otherwise refuses to execute a Release within the time specified herein, or revokes the Release, the Employee will not be entitled to any such Severance Benefits and the Employer shall have no further obligations with respect to the payment of the Severance Benefits. In addition, if following a termination of employment that gives the Employee a right to the payment of Severance Benefits, the Employee engages in any activities that would have violated any of the covenants in Sections 4, 5, 6, 7 and 8 of this Agreement, the Employee shall have no further right or claim to any Severance Benefits from and after the date on which the Employee engages in such activities and the Employer shall have no further obligations with respect to the payment of the Severance Benefits.

(ii) If Employee violates any of the Employee’s obligations set forth in Sections 4, 5, 6, 7 and 8 of this Agreement, the Employer after becoming aware of such violation may provide written notice of such violation or breach to the Employee and request repayment of Severance Benefits. The Employee agrees that, in the event of such a violation, within thirty (30) days after the date the Employer provides notice to the Employee, the Employee shall pay to the Employer, in a form acceptable to the Employer, a dollar amount equal to any Severance Benefits paid to or on behalf of the Employee pursuant to this Agreement. The parties agree that during the thirty (30) day period to use their best efforts to resolve the issues. The Employee agrees that failure to make such timely payment to the Employer constitutes an independent and material breach of the terms and conditions of this Agreement, for which the Employer may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Employer may have resulting from the Employee’s breach of the obligations set forth in Sections 4, 5, 6, 7 and 8 of this Agreement. The Employee agrees that timely payment to the Employer as set forth in this Section 9(d)(ii) is reasonable and necessary because the compensatory damages that will result from breaches of Sections 4, 5, 6, 7 and 8 of this Agreement cannot readily be ascertained. Further, the Employee agrees that timely payment to the Employer as set forth in this Section 9(d)(ii) is not a penalty, and it does not preclude the Employer from seeking all other remedies including injunctive relief that may be available to the Employer.

(e) Section 409A/Termination of Employment. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(i) For purposes of the Agreement, the Employee shall be considered to have experienced a termination of employment only if the Employee has terminated employment with the Employer and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether the Employee has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(ii) For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following the Employee’s termination date and within the applicable 2 1⁄2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Employee shall have no right to designate the date of any payment under this Agreement.

(iii) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code. The Employer reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Employer). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6) month anniversary of the date of termination.

(f) Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:

(i) “Cause” shall mean a determination by the Employer’s Board of Directors, in the exercise of its reasonable judgment, that any of the following has occurred:

(1) the willful and continued failure by the Employee to perform Employer’s duties and responsibilities with the Employer under the Agreement (other than any such failure resulting from incapacity due to physical or mental illness or disability) which is not cured within thirty (30) days of receiving written notice from the Employer specifying in reasonable detail the duties and responsibilities which the Employer believes are not being adequately performed;

(2) the willful engaging by the Employee in any act which is materially damaging to the Employer;

(3) the conviction of the Employee of, or a plea of “guilty” or “no contest” to, (A) any felony or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(4) any material breach by the Employee of the terms of the Agreement or any other written agreement between the Employee and the Employer relating to proprietary information, confidentiality, non-competition or non-solicitation; or

(5) the engaging by the Employee in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Employee at the Employer’s expense.

(ii) “Change in Control” shall be deemed to have occurred when:

(1) the Employer is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of the Employer immediately prior to such transaction have less than a majority of the voting power of the Employer or the entity owing or controlling the Employer or (B) the individuals who comprised the Board of Directors of the Employer immediately prior to such transaction cease to be at least a majority of the members of the Board of Directors of the Employer or of the entity controlling the Employer, or

(2) a majority of the Employer’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with the Employer or to a partnership, firm, entity or one or more individuals not so controlled, or

(3) a majority of the members of the Employer’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of the Employer’s Board of Directors or with the express concurrence of the Employer’s Board of Directors, or

(4) a single person, or a group of persons acting in concert, obtains voting control over a majority of the Employer’s outstanding voting shares; provided, however, that a Change in Control shall not have occurred as of result of any transaction in which Carl J. Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of the assets or stock of the Employer or of the entity controlling the Employer.

(iii) “Good Reason” means, without the Employee’s express written consent:

(1) a material reduction of Employee’s employment responsibilities;

(2) a material reduction by the Employer of the Employee’s eligibility for Total Target Compensation as in effect immediately prior to such reduction. “Total Target Compensation” shall mean the Employee’s annual base salary plus the cash and stock compensation the Employee is eligible to receive at 100% performance, whether sales incentive, bonus or otherwise;

(3) a material increase in the amount of Employee’s business travel which produces a constructive relocation of Employee;

(4) a material reduction by the Employer in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; or

(5) the relocation of the Employee to a facility or a location more than thirty (30) miles from Saxonburg, Pennsylvania, unless such relocation results in the Employee’s primary work location being closer to the Employee’s then primary residence or does not substantially increase the average commuting time of the Employee.

In order for the Employee to terminate for Good Reason, (A) the Employer must be notified by the Employee in writing within ninety (90) days of the event constituting Good Reason, (B) the event must remain uncorrected by the Employer for thirty (30) days following such notice (the “Notice Period”), and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period.

10. Remedies.

(a) Injunctive Relief. It is agreed by the parties hereto that any violation by Employee of any of the covenants contained herein would cause immediate, material and irreparable harm to Employer and/or its Affiliates which may not adequately be compensated for by money damages and, therefore, Employer and/or its Affiliates shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Employee to account for and pay over to Employer and/or its Affiliates all benefits derived or received by Employee as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by Employer and/or its Affiliates. Any restricted period set forth herein shall be extended by any period of time in which Employee is in breach of this Agreement and for any period of time which may be necessary to secure an order of court or injunction, either temporary or permanent, to enforce any provision of this Agreement.

(b) Employee Acknowledgment. Employee acknowledges and agrees that the periods of restriction and geographical areas of restriction imposed by the confidentiality and non-competition covenants of this Agreement are fair and reasonably required for the protection of Employer and its Affiliates.

11. Severability. In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a Court of competent jurisdiction.

12. Disparaging Statements. Both parties agree not to make any disparaging statements that reflect negatively on the reputation or good name of the other.

13. Entire Agreement; Amendments; No Waiver. This Agreement and the Offer Letter dated February 10, 2015 supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless in writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless set forth in writing signed by both parties. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Employer may at any time (after consultation with the Employee) modify, amend or terminate any or all of the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Code, the regulations issued thereunder or an exception thereto.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without resort to its conflict of laws provisions.

15. Employee’s Representations. Employee warrants and represents that Employee has provided the Employer with copies of all agreements with previous employers that might still be applicable and that Employee’s performance under this Agreement will not violate any agreement to which Employee is a party and that Employee will not bring any materials which are proprietary to a third party to Employer without the prior written consent of such third party.

16. Binding Effect. This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Employee agrees that the obligations of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 of this Agreement will survive the termination of this Agreement.

17. Assignment. Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Employee shall be void. Employer may assign/delegate all or any portion of this Agreement whereupon Employee shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to Employee and without need of Employee’s consent thereto. In addition to and without limiting the Employer’s right to assign, transfer, or convey this Agreement or any portion of it, Employee recognizes that Employer may assign the Employee temporarily or permanently to one or more Affiliates of Employer. In such event, all of Employee’s duties under this Agreement shall apply with equal force to the Affiliate(s), and the Affiliate(s) shall be empowered to stand in the shoes of the Employer for purposes of enforcing this Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

ATTEST:	II-VI INCORPORATED

	By:	/s/ David G. Wagner
David G. Wagner

WITNESS:	EMPLOYEE:

	By:	/s/ Gary A. Kapusta
Gary A. Kapusta